Exhibit 4.7

ALPHAEON CORPORATION

THIRD AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

April 19, 2017

	6.5	Series A-3 Preferred Stock Authorization and Exchange	27
	6.6	Excluded Opportunities	27
	6.7	Specific Enforcement	28
7.	Miscellaneous		28
	7.1	Governing Law; Forum	28
	7.2	Survival	29
	7.3	Successors and Assigns	29
	7.4	Entire Agreement	29
	7.5	Severability	29
	7.6	Amendment and Waiver	29
	7.7	Delays or Omissions	29
	7.8	Notices	30
	7.9	Attorneys’ Fees	30
	7.10	Titles and Subtitles	30
	7.11	Counterparts; Additional Investors	30
	7.12	Aggregation of Stock	30
	7.13	No Liability for Election of Recommended Directors	30
	7.14	Grant of Proxy	30
	7.15	Legend	30
	7.16	Further Assurances and Withholding	31
	7.17	Prior Agreement	31

ii

ALPHAEON CORPORATION

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Investors’ Rights Agreement” or the “Agreement”), is made as of the 19th day of April, 2017, by and among Alphaeon Corporation, a Delaware corporation (the “Company”), and each of the investors listed on Exhibit A hereto, each of which is referred to in this Agreement as an “Investor” and any subsequent Purchaser (pursuant to Section 1.2(a) of the Series B Purchase Agreement, as defined below) that becomes a party to this Agreement in accordance with Section 7.11 hereof, and, solely as to Sections 4.2, 4.3, 6.1, and 6.6 and Article 7 (unless otherwise executing as an Investor), Strathspey Crown Holdings, LLC, a Delaware limited liability company (“SCH”).  This Agreement supersedes and restates in its entirety that certain Second Amended and Restated Investors’ Rights Agreement, dated July 25, 2016, as supplemented and amended from time to time (the “Prior Agreement”) by and among the Company and the Prior Investors (as defined below).

RECITALS

WHEREAS, the Company has previously sold shares of its Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) and its Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) to certain of the Investors (the “Prior Investors”) and in connection with such sale, the Company granted the Prior Investors certain rights as set forth in the Prior Agreement;

WHEREAS, the Company and certain of the Investors and other third parties (the “Lenders”) are parties to that certain Convertible Note Purchase Agreement, dated as of July 25, 2016, (as amended to date, the “Convertible Note Purchase Agreement”);

WHEREAS, this Agreement amends and restates the terms of the Prior Agreement to afford certain Lenders, in their capacities as holders of Series 1A, Series 1B, and Series 2 Secured Convertible Promissory Notes (each, a “Note”), certain managerial rights similar to those granted to the Prior Investors and to adjust certain rights of the Lenders and Prior Investors in relation thereto; and

WHEREAS, in order to induce the Company to amend and restate the Convertible Note Purchase Agreement (as amended and restated as of even date herewith, the “Restated Convertible Note Purchase Agreement”) and to induce certain Lenders to lend additional funds to the Company pursuant to the Restated Convertible Note Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and to receive certain information from the Company, and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.General.

1.1Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person.

“Alpha” means Alpha International Investment Ltd, an Investor and Lender.

“Board” means the Board of Directors of the Company.

“Common Stock” means shares of the Company’s Common Stock, par value $0.0001 per share.

“Dental Innovations” means Dental Innovations BVBA, an Investor and a Lender.

“Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Holder” means any person owning or having the right to acquire Registrable Securities.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its no qualifications Common Stock under the Securities Act.

“Longitude” means Longitude Venture Partners II, L.P., an Investor and a Lender.

“Major Investor” means an Investor who holds (i) at least 739,334 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series A-2 Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock, (ii) at least 1,094,436 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series B-2 Preferred Stock, Series B-1 Preferred Stock, or Series B Preferred Stock, or (iii) at least 1,833,770 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Preferred Stock total.

“Permitted Transfer” means a transfer by a Holder which is (a) a partnership to its partners or former partners in accordance with partnership interests, (b) a corporation to its shareholders in accordance with their interest in the corporation, (c) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (d) to the Holder’s family member or trust for the benefit of such persons or the transferring Holder; (e) any pledge of Registrable Securities made pursuant to a bona fide loan transaction that creates a mere security interest, (f) any bona fide gift to any charitable organization described in Section 501(c)(3) of the Internal Revenue Code, (g) a transfer by an Investor to an affiliate of such Investor or (h) a transfer to the Company.

“Preferred Stock” means the Series A-2 Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock, Series B-2 Preferred Stock, Series B-1 Preferred Stock and Series B Preferred Stock.

“Qualified Public Offering” means an underwritten public offering of Common Stock pursuant to a registration statement on Form S-1 under the Securities Act at a public offering price of not less than $7.3097 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) and yielding net proceeds (after discounts and commissions) to the Company of at least one hundred fifty million dollars ($150,000,000).

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company by the Investors, (ii) any Common Stock acquired from an Affiliate of the Company by the Investors after the date hereof, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 2.10, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.7 of this Agreement.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

“Restated Certificate” means the Fourth Amended and Restated Certificate of Incorporation of the Company dated of even date herewith, as amended from time to time.

“Rule 144” means Rule 144 as promulgated under the Securities Act, and any similar successor rule or regulation.

“Rule 145” means Rule 145 as promulgated under the Securities Act, and any similar successor rule or regulation.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of securities.

“Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Series A Purchase Agreement” shall mean that certain Series A Preferred Stock Purchase Agreement, dated as of January 14, 2015, as amended and supplemented to date, by and among the Company and the investors signatory thereto.

“Series B-1 Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, par value $0.0001 per share.

“Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, par value $0.0001 per share.

“Series B Purchase Agreement” shall mean that certain Series B Preferred Stock Purchase Agreement, dated as of November 10, 2015, as amended and supplemented to date, by and among the Company and the investors signatory thereto.

“Seriously Detrimental” shall mean, in the good faith judgment of the Board, any filing or the sale of any securities pursuant to a registration statement that would:

(i)materially impede, delay or interfere with any pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)materially adversely impair the consummation of any pending or proposed offering or sale of any class of securities by the Company; or

(iii)require disclosure of material nonpublic information that, if disclosed at such time, would be harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

2.Registration; Restrictions on Transfer.

2.1Restrictions on Transfer.

(a)Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until:

(i)There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)(A) The transferee has agreed in writing to be bound by the terms of this Agreement as an Investor (unless the Company is, at the time of such transfer, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and such transfer is made pursuant to Rule 144), (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.  Upon consummation of a transfer consistent with this Subsection 2.1(a)(ii), the transferee shall have all rights and obligations of an Investor with no further action required, subject to Section 2.10 of this Agreement.

(iii)Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a Permitted Transfer; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Investor hereunder.

(iv)Notwithstanding compliance with this Section 2.1(a), each transfer of Registrable Securities shall also be subject to the restrictions and obligations set forth in Section 4 of this Agreement to the extent applicable.

(b)Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall (i) have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend or (ii) have provided reasonable representations evidencing that the Holder satisfies the requirements of Rule 144 with respect to such shares.

(d)Without limiting the foregoing, any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2Demand Registration.

(a)Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty-three and one-third percent (33-1/3%) of the Registrable Securities then outstanding, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.2(b) and 2.2(c).

(b)If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Initiating Holders holding a majority of the Registrable Securities held by the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided, further, no such reduction shall reduce the amount of Registrable Securities of the Holders included in the registration below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is a Qualified Public Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, affiliates and shareholders of such Holder, or the estates and family members of any such partners and retired partners, members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)prior to the earlier of (A) two (2) years after the date of this Agreement or (B) one hundred eighty (180) days after the effective date of the registration statement for an IPO;

(ii)after the Company has effected three (3) registrations pursuant to this Section 2.2, and such registrations have been declared, have been ordered, or have become effective;

(iii)during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make a public offering within ninety (90) days; provided that, the Company makes reasonable good faith efforts to make such public offering during such period;

(v)if the Company shall furnish to Initiating Holders pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that it would be Seriously Detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, however, that in the event of the suspension of effectiveness of any registration statement pursuant to this Agreement, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended pursuant to this Section; or

(vi)if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4.

For purposes of this Section 2.2, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provision in Subsection 2.2(a), fewer than thirty-three percent (33%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included, except if the registration constitutes a Qualified Public Offering.

2.3Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (i) registration statements relating to an IPO for which the underwriters have delivered an exclusion notice to the Company as provided in Subsection 2.3(a), (ii) employee benefit plans or with respect to corporate reorganizations or (iii) other transactions under Rule 145 of the Securities Act, including in each case exclusion of any amendment of a registration statement filed publicly prior to the date the Holder became party to this Agreement) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)Underwriting.  If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis, or in such other proportions as shall mutually be agreed to by all such selling Holders.  No such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is an IPO and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence; provided, further, if the underwriter determines in good faith prior to the public filing of the registration statement for the IPO that marketing factors require such limitation, it may so notify the Company and the notice provided for in the introductory paragraph of this Section 2.3 shall not be required.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners, retired partners and members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)if Form S-3 is not available for such offering by the Holders, or

(ii)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than two million five hundred thousand dollars ($2,500,000), or

(iii)if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days; provided that, the Company makes reasonable good faith efforts to make such public offering during such period, or

(iv)if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that it would be Seriously Detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, however, that in the event of the suspension of effectiveness of any registration statement pursuant to this Agreement, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended pursuant to this Section; or

(v)if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations on Form S-3 for the Holders pursuant to this Section 2.4 and such registrations have been declared, have been ordered or have become effective, or

(vi)in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2 or 2.3, respectively.

2.5Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company.

All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

2.6Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days (or 270 days in the case of a registration on Form S-3) or, if earlier, until the Holder or Holders have completed the distribution related thereto.  The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, unless such registration is effected on Form S-3.

(b)Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c)Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)Use reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h)Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national securities exchange or trading system or, if then listed, on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i)Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.7Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.2, 2.3 or 2.4 shall terminate as to such Holder:

(a)upon the third anniversary of the Company’s consummation of a Qualified Public Offering, and

(b)except as to Alpha, such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.

2.8Delay of Registration; Furnishing Information.

(a)No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 with respect to a selling Holder that such selling Holder shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)The Company shall have no obligation with respect to any registration requested pursuant to Section 2.4 if, due to the operation of subsection 2.8(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.4.

2.9Indemnification.  In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:

(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”) by the Company, (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)To the extent permitted by law, each Holder, on a several and not joint basis, will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such other Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer or controlling person of the Company, underwriter or other such Holder, or partner, members, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the indemnifying Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person of the Company, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, and the fees and expenses of such counsel will be paid by the indemnifying party if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (a) which acquires at least five percent (5%) of the initial transferring Investor’s aggregate shares of Registrable Securities issued or issuable upon conversion of Preferred Stock purchased from the Company (as adjusted for stock splits and combinations after the date of this Agreement), or (b) who acquires such Registrable Securities in a Permitted Transfer; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11Amendment of Registration Rights.  Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding (voting on an as-converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof).  Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company.  By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12Limitation on Subsequent Registration Rights.  After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 66-2/3% of the Registrable Securities then outstanding (voting on an as-converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof), enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

2.13“Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such Holder before the effective date of the registration statement for such offering (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of an IPO of the Company, which period may be extended up to an additional 34 days to enable the underwriter(s) to comply with FINRA Rule 2241, if applicable to the Company at the time of the IPO (the “Lock-Up Period”); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements; and provided, further that any releases of any stockholder from such agreements by the underwriters shall be made only on a pro rata basis to the benefit of all Holders.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to give further effect thereto.  In addition, if reasonably requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information related to such Holder as may be reasonably required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Lock-Up Period.

Each party hereto covenants and agrees that in the event that such party ceases to remain a party to this Agreement or loses its rights hereunder, this Section 2.13 shall survive and remain enforceable as against such party.

2.14Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public:

(a)Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act; (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.Covenants of the Company.

3.1Basic Financial Information and Reporting.

(a)The Company will maintain books and records of account in which full entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States GAAP consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under United States GAAP consistently applied.

(b)As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred-twenty (120) days thereafter, the Company will furnish each Major Investor audited financial statements for the completed fiscal year, including a balance sheet as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with United States GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be accompanied by a report and opinion thereon by an independent accounting firm of good national or regional reputation approved by the Board.  (c) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish each Major Investor, unaudited financial statements for the completed quarter including a balance sheet of the Company as of the end of such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with United States GAAP consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)As soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, the Company will furnish each Major Investor, unaudited financial statements for the completed month including a balance sheet of the Company as of the end of such month, and a statement of income and a statement of cash flows of the Company for such monthly period and for the current fiscal year to date, prepared in accordance with United States GAAP consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e)The Company will furnish each Major Investor an annual budget for the Company’s operations at least fifteen (15) days prior to the beginning of each fiscal year prepared on a quarterly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;.

(f)Promptly following the end of each quarter or as otherwise reasonably requested by a Major Investor, the Company will furnish to each Major Investor an up-to-date capitalization table.

(g)The Company will promptly, and in any event within thirty (30) days thereafter, provide the Major Investors written notice of the following events:

(i)Any uncured default by the Company under any indebtedness or material contract to which the Company is a party;

(ii)Any pending litigation initiated by or against the Company, or receipt of a written threat of litigation, reasonably likely to be material to the Company; and

(iii)Any written commitment by the Company to acquire or dispose of assets reasonably likely to be material to the Company,

Provided, however, that the Company shall not be obligated under this Subsection (g) or any other Subsection of Section 3.1 to provide information that it deems in good faith to be (i) a trade secret or similar proprietary confidential information, (ii) information the disclosure of which may violate Regulation FD of the Exchange Act, when applicable, (iii) confidential or proprietary information of an employee or stockholder of the Company, or (iv) that would prejudice the Company’s position with respect to the matter to be disclosed.

(h)The Company shall permit each Major Investor at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor and upon at least three business days’ written notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.1 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(i)The information reporting requirements as set forth in this Section 3.1 shall terminate as to individual Major Investors as follows: (i) as to Major Investors who qualify as such based solely on clause (iii) of the definition of Major Investor herein, at such time as less than 13,957,005 shares of the authorized Preferred Stock as of the date of this Agreement are issued and outstanding, (ii) as to Major Investors who qualify as such based on holdings of Series A-2 Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock at such time as less than 3,696,667 shares of Series A-2 Preferred Stock, Series A-1 Preferred Stock, or Series A Preferred Stock are issued and outstanding in the aggregate, and (iii) as to Major Investors who qualify as such based on holdings of Series B-2 Preferred Stock, Series B-1 Preferred Stock or Series B Preferred Stock, at such time as less than 6,840,226 shares of Series B-2 Preferred Stock, Series B-1 Preferred Stock or Series B Preferred Stock, are issued and outstanding in the aggregate, provided, in each case, such calculation shall be as adjusted for stock splits and combinations after the date of this Agreement.

3.2Confidentiality of Records.  Each Investor agrees to use, and to use its commercially reasonable efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it pursuant to the terms of this Agreement that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain, (y)  is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (z) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company), except that such Investor may disclose such proprietary or confidential information (a) to any existing or prospective partner, subsidiary, stockholder, member, affiliate, or parent of such Investor if such Person agrees in writing to agrees to be bound by the provisions of this Section 3.2, (b) to any prospective purchaser of any Equity Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.2, (c) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, if such professional is bound by confidentiality or has agreed to be bound by the provisions of this Section 3.2 or (d) as required by applicable law, regulation or legal process.  Notwithstanding the foregoing, nothing contained herein shall prevent any Investor that is an “investment company” (as defined in the Investment Company Act of 1940) from making such disclosures as deemed necessary or appropriate, and consistent with past practice. Each Investor acknowledges and agrees that any failure by the Investor to perform in accordance with this Section 3.2 will cause irreparable injury to the Company, for which damages, even if available, will not be an adequate remedy, and thus each Investor consents to the issuance of temporary, preliminary and for permanent injunctive relief by an court of competent jurisdiction to compel performance of such obligation, or to prevent a breach or threatened breach hereof, and to the granting of such specific performance remedy in any such case without the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

3.3Reservation of Conversion Shares.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock potentially issuable from time to time upon such conversion.

3.4Proprietary Information and Inventions Agreement.  The Company shall require all employees and consultants (a) to execute and deliver a Proprietary Information and Inventions Agreements in substantially the form approved by the Board or (b) to execute an employment agreement, consulting agreement or independent contractor agreement providing similar obligations and rights as contained in the Proprietary Information and Inventions Agreements. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements without the consent of the Board.

3.5Approval.

(a)The Company shall not, without the unanimous approval of the independent directors of the Company’s Board, including the Series A Director (as defined below), for so long as the holders of Series A Preferred Stock and Series A-2 Preferred Stock shall be entitled to appoint such director pursuant to Section 6 of this Agreement, and the Series B Director (as defined below), for so long as the holders of Series B Preferred Stock and Series B-2 Preferred Stock shall be entitled to appoint such director pursuant to Section 6 of this Agreement:

(i)make any loan or advance to, or acquire or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity, unless it is majority-owned by the Company;

(ii)make any loan or advance to any person, including any officer, director or employee, except as pursuant to the terms of any equity incentive or purchase plan approved by the Board, except any loan or advance to any holder of 10% or more of the Company’s, or an Affiliate of the Company’s outstanding capital stock (together, a “10% Holder”);

(iii)sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(iv)guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(v)enter into, amend, modify or supplement, or waive any provisions of, or permit any of its subsidiaries to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with or for the benefit of any officer, manager, director, member, partner or Key Employee, or other Affiliate of the Company or a subsidiary of the Company, or any Affiliate of the foregoing, or with any Person related by blood, marriage or adoption to any such Person or any entity in which any of the foregoing owns a beneficial interest, except for entering into bona fide customary employment arrangements and benefit programs, in each case on reasonable terms as approved by the Board, provided, however, that the Company shall not enter into, amend, modify or supplement, or waive any provisions of, or permit any of its subsidiaries to enter into, amend, modify or supplement, or waive any provisions of, any agreement, transaction, commitment or arrangement with or for the benefit of any 10% Holder, except as approved by the Board, including the Series B Director;

(vi)enter into any transaction in contravention to the Related-Persons Transactions Policy; or

(vii)make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy, insolvency or similar proceeding filed against the Company or any of its subsidiaries;

except further in all instances, (w) in the ordinary course of business on terms no more favorable than would be had in an arms length transaction, which terms are approved by the independent directors of the Company’s Board, excluding any transaction with a 10% Holder, (x) extensions of current intercompany debt (including debt with SCH) in accordance with the terms and conditions of such debt as of the date hereof, or as amended with the prior approval of the independent directors of the Company’s Board, (y) the receipt of funding from SCH on terms approved by the Company’s Board after consideration and discussion of all other sources of funding then available to the Company, and (z) business acquisitions by the Company, approved by the Company’s Board, pursuant to which the Company issues purchase indebtedness (including security rights to acquired technology or intellectual property), assumes target indebtedness and/or issues shares of Common Stock to SCH in connection with the contribution of acquired assets and/or equity at no less than the then fair market value of the Common Stock, but in no event less than $7.3097 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock), subject to approval of the independent directors of the Company’s Board, including the Series B Director (the exceptions set forth above and the transactions set forth in subclauses (w)-(z), “Excluded Transactions”).

(b)The Company shall not, without the unanimous approval of the independent directors of the Company’s Board, including the Series A Director, for so long as the holders of Series A Preferred Stock and Series A-2 Preferred Stock shall be entitled to appoint such director pursuant to Section 6 of this Agreement, and the Series B Director, for so long as the holders of the Series B Preferred Stock and Series B-2 Preferred Stock shall be entitled to appoint such director pursuant to Section 6 of this Agreement:

(i)change the principal place of business of the Company; or

(ii)enter into new lines of business unrelated to the Company’s business lines existing as of the date of this Agreement or exit such existing lines of business.

(c)The Company shall not, without the approval of the Company’s Board, including the Series B Director, for so long as the holders of the Series B Preferred Stock and Series B-2 Preferred Stock shall be entitled to appoint such director pursuant to Section 6 of this Agreement, consummate any offering of its capital stock that shall result in (i) an adjustment to the Series B Conversion Price pursuant to Section IV.B.4(b)(iii) of the Restated Certificate or (ii) a Senior Series B Adjustment Event (as defined in and pursuant to the Restated Certificate).

3.6Conduct of Company Business.

(a)The Company shall operate in material compliance with the provisions of those federal, state and/or foreign statutes, rules and regulations applicable to the Company that are known to be applicable to or reasonably could be applicable to the Company’s business activities in the jurisdictions in which conducted.

(b)The Company shall make all required contributions to any employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and shall comply in all material respects with all applicable laws for any such employee benefit plan.

(c)The Company shall take all commercially reasonable actions to maintain sufficient legal rights to all Company Intellectual Property (as defined in the Purchase Agreement) that are owned or used by, or are necessary to, the Company in the conduct of the Company’s business (including the business of all subsidiaries, if any) as now conducted and as presently proposed to be conducted, except any Company Intellectual Property that is associated with any discontinued brand or business efforts, provided, such relinquishment of rights or discontinuation of use shall not have a material adverse effect on the Company’s operations or financial condition.

(d)The Company shall duly and timely file all federal, state, county, local and foreign tax returns required to be filed by it.  The Company shall timely make payment on any undisputed federal, state, county, local or foreign taxes when due and payable by the Company and shall timely notice any dispute of tax liabilities to the applicable authorities.

(e)The Company shall maintain in full force and effect insurance covering risks associated with its business and operations in such amounts and on such terms as are customary in the industry for entities of comparable size and maintain Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.

3.7Directors’ Liability and Indemnification.  The Company’s Restated Certificate and Amended and Restated Bylaws (both as amended from time to time) shall provide (a) for elimination of the liability of director to the maximum extent permitted by law, and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.  In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification contracts with each of its directors to indemnify such directors (and any affiliated entities which are Holders) to the maximum extent permissible under applicable law. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Amended and Restated Bylaws, its Restated Certificate, such indemnification contracts, or elsewhere, as the case may be.

3.8Publicity.  The Company may issue press releases with respect to any Investor’s investment in or relationship with the Company only in mutually agreeable form and with such Investor’s prior consent, not to be unreasonably withheld or delayed.  The Company shall not, without the prior consent of such Investor, not to be unreasonably withheld or delayed, use the name or logo of such Investor in connection with the marketing and promotion of the Company’s business, provided, however, Company may report the name of any Investor where required under applicable law or regulations.

3.9Employee Stock.  After the date of this Agreement, unless otherwise approved by the Board, including the Series B Director, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to those contained herein.  In addition, after the date of this Agreement, unless otherwise approved by the Board, including the Series B Director, (i) such options or awards shall not contain any vesting acceleration provisions and (ii) the Company shall retain a “right of first refusal” on employee transfers until the IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

3.10Termination of Covenants. Unless explicitly stated otherwise in a particular Subsection, all covenants of the Company contained in Section 3 of this Agreement, except for Sections 3.2 and 3.7, shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the IPO, which results in the Preferred Stock outstanding being converted into Common Stock, (ii) the complete conversion of the Preferred Stock into Common Stock, or (iii) upon a Liquidation Event, as that term is defined in the Restated Certificate.

4.Rights of First Refusal and Co-Sale.

4.1Subsequent Offerings.

(a)Each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.1(d) hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of Registrable Securities (calculated on an as-converted, as exercised basis) which such Major Investor is deemed to hold immediately prior to the issuance of such Equity Securities and (b) the total number of shares of outstanding Common Stock (including all shares of Common Stock issuable or issued upon the conversion or exercise of any outstanding Preferred Stock, warrants or options) immediately prior to the issuance of the Equity Securities.

(b)If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Major Investor shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  A Major Investor shall be entitled to apportion the right of first refusal hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

(c)If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such participating Major Investors the right to acquire such unsubscribed shares.  Such participating Major Investors shall have five (5) days after receipt of such notice to notify the Company of their election to purchase all or a portion thereof of the unsubscribed shares.  If the Participating Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investors’ rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof.  If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

(d)Excluded Securities.  The rights of first refusal established by this Section 4.1 shall have no application to any of the following Equity Securities:

(i)Series B Preferred Stock issued pursuant to the Purchase Agreement, as amended from time to time in accordance with its terms;

(ii)Series A-3 Preferred Stock authorized issued pursuant to Section 6.5 of this Agreement, as amended from time to time in accordance with its terms;

(iii)Series A-2 Preferred Stock and Series A-1 Preferred Stock issued in exchange for shares of Series A Preferred Stock, if any, and Series B-2 Preferred Stock and Series B-1 Preferred Stock issued in exchange for shares of Series B Preferred Stock, if any, in each case pursuant to the terms of the Restated Convertible Note Purchase Agreement;

(iv)Equity Securities issued in relation to any Excluded Transaction; and

(v)Equity Securities excluded from the definition of Additional Stock (as set forth in the Restated Certificate pursuant to Article IV(B)4(d)(ii)).

4.2Transfers by SCH and 1% Employees - Rights of First Refusal.

(a)If at any time (i) SCH or (ii) any employee who holds a greater than 1% interest in the Company’s Equity Securities (assuming full conversion of Preferred Stock and exercise of options held by the employee) (a “1% Employee”), propose to transfer any Equity Securities of the Company held of record by it, him or her other than the Equity Securities excluded by Section 4.2(h) hereof, SCH or the 1% Employee, as applicable (the “Notifying Holder”), shall promptly give written notice (the “Transfer Notice”) simultaneously to the Company and to each of the Major Investors at least thirty (30) days prior to the closing of such transfer.  The Notice shall describe in reasonable detail the proposed transfer including, without limitation, a description of and the number of the Equity Securities to be transferred (“Offered Securities”), the material terms and conditions upon which the proposed transfer is to be made, the consideration to be paid, and the name of each prospective purchaser or transferee.

(b)For a period of ten (10) days following receipt of any Transfer Notice described in Section 4.2(a), the Company shall have the right to purchase all or a portion of the Offered Securities subject to such Notice on the same terms and conditions as set forth therein.  The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Notifying Holder.  The Company shall effect the purchase of the Offered Securities, including payment of the purchase price, not more than five (5) business days after delivery of the Company Notice, and at such time the Notifying Holder shall deliver to the Company the certificate(s) representing the Offered Securities to be purchased by the Company, each certificate to be properly endorsed for transfer.  The Offered Securities so purchased shall thereupon be cancelled and cease to be issued and outstanding Equity Securities of the Company.  The rights provided by this Section 4.2(b) may be assigned by the Company, with or without consideration to a third party in the discretion of the Board.  If the Company or its assignee fails to purchase any or all of the Offered Securities by exercising the right granted in this Section 4.2(b) within the period provided, the remaining Offered Securities shall be subject to the rights granted to the Investors pursuant to Section 4.2(c).

(c)In the event that the Company does not elect to purchase all of the Offered Securities available pursuant to its rights under Section 4.2(b) within the period set forth therein, the Notifying Holder shall promptly give written notice (the “Second Notice”) to each of the Major Investors, which shall set forth the number of shares of Offered Securities not purchased by the Company (the “Remaining Securities”) and which shall include the terms of the Transfer Notice set forth in Section 4.2(a).  Each Major Investor  shall then have the right, exercisable upon written notice to the Notifying Holder (an “Investor Notice”) within fifteen (15) days after that Investor’s receipt of the Second Notice, to purchase its pro rata share of the Remaining Securities subject to the Second Notice and on the same terms and conditions as set forth therein.  The Major Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Remaining Securities, including payment of the purchase price, not more than ten (10) business days after the latest day on which any Investor Notice was permitted to be delivered, and at such time the Notifying Holder shall deliver to the Company the certificate(s) representing the Offered Securities to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer, to be promptly canceled and reissued in the names of the Participating Investors.

(d)Each Major Investor’s pro rata share shall be equal to the product obtained by multiplying (x) the aggregate number of Offered Securities covered by the Second Notice, and (y) a fraction, the numerator of which is the number of Registrable Securities (calculated on an as-converted, as exercised basis) owned by the Participating Investor at the time of the transfer and the denominator of which is the total number of Registrable Securities (calculated on an as-converted, as exercised basis) owned by all of the Investors at the time of the transfer.

(e)In the event that not all of the Major Investors elect to purchase their pro rata shares of the Offered Securities available pursuant to their rights under Section 4.2(c) within the time period set forth therein, then the Notifying Holder shall promptly give written notice to each of the Participating Investors, which shall set forth the number of shares of Offered Securities not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed shares.  The Participating Investors shall have ten (10) days after receipt of such notice to notify the Notifying Holder of an election to purchase all or any part of the balance of any such remaining unsubscribed shares of Offered Securities on the same terms and conditions as set forth in the Second Notice.  In the event there are two (2) or more such Participating Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 4.2(e)) shall be allocated to such Participating Investors pro rata. For purposes of this Section 4.2(e), a Participating Investor’s pro rata share of such unsubscribed shares shall be equal to the product obtained by multiplying (x) the aggregate number of unsubscribed Offered Securities, and (y) a fraction, the numerator of which is the number of Registrable Securities (calculated on an as-converted, as exercised basis) owned by the Participating Investor at the time of the transfer and the denominator of which is the total number of Registrable Securities (calculated on an as-converted, as exercised basis) owned by all of the Investors at the time of the transfer. The Participating Investors who so exercise their rights to the unsubscribed Offered Securities (the “Further Participating Investors”) shall effect the purchase of the unsubscribed Offered Securities, including payment of the purchase price, not more than five (5) business days after delivery of the notice required by this Section 4.2(e), and at such time the Notifying Holder  shall deliver to the Company the certificate(s) representing the Offered Securities to be purchased by the Further Participating Investors, each certificate to be properly endorsed for transfer, to be promptly canceled and reissued in the names of the Further Participating Investors.

(f)Should the purchase price specified in the Transfer Notice or Second Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Investors) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.  If the Notifying Holder and the Company (or a majority-in-interest of the Participating Investors based on the securities to be purchased) cannot agree on such cash value within ten (10) days after delivery to the Company of the Transfer Notice (or fifteen (15) days after the last delivery of the Second Notice to an Investor), the valuation shall be made by an appraiser of recognized standing selected by the Notifying Holder and the Company (or a majority-in-interest of the Participating Investors based on shares to be purchased) or, if they cannot agree on an appraiser within twenty (20) days after delivery to the Company of the Transfer Notice (or twenty five (25) days after delivery of the Second Notice to the Investors), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.  The cost of such appraisal shall be shared equally by the Notifying Holder and the Company (and the Participating Investors), with half of the cost borne by the Company and the Participating Investors pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 2.  If the time for the closing of the Company’s purchase or the Participating Investors’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Subsection.

(g)Notwithstanding any other provision of this Agreement, the Notifying Holder shall be under no obligation to sell shares as described in Section 4.2 unless the aggregate number of Offered Securities purchased by the Company and/or the Major Investors as a result of the exercise of rights pursuant to Section 4.2 shall constitute all of the Offered Securities described in the Transfer Notice issued by the Notifying Holder pursuant to Subsection 4.2(a).

(h)The rights of first refusal established by this Section 4.2 shall have no application to the transfer of any of the following Equity Securities of the Company by SCH or a 1% Employee:

(i)Equity Securities transferred pursuant to those certain Option Agreements by SCH in favor of Investors entered into concurrently with the Series A Purchase Agreement by each Investor (the “Option Agreements”); and

(ii)Equity Securities transferred in relation to any Excluded Transaction; and.

(iii)Equity Securities transferred or transferable to a third party by SCH in relation to the following transactions:

(1)A bona fide business acquisition for the benefit of the Company, whether by merger, consolidation, sale of assets, sale exchange of stock or otherwise; which transaction is approved by the Company’s Board and by the stockholders that have the right to approve such matters;

(2)A real estate transaction, equipment lease financing or bank similar credit or debt arrangement for the benefit of the Company, provided such transaction is entered into for primarily non-equity financing purposes and is approved by the Company’s Board and, if applicable, by the stockholders that have the right to approve such matters;

(3)Solicitation or retention of employees, directors, consultants and other service providers for the Company pursuant to agreements approved by the Company’s Board; or

(4)any Permitted Transfer.

(iv)Each 1% Employee known to the Company as of the date hereof has acknowledged and agreed to the obligations set forth in this Section 4.2.  The Company shall use reasonable efforts to obtain a joinder agreement from any employee who subsequently becomes a 1% Employee after the date of this Agreement.  At such time as any 1% Employee no longer qualifies as such, whether due to additional issuances of equity by the Company or sale, transfer or forfeiture of Equity Securities by the employee, the individual shall no longer be bound by this Section 4.2.

4.3Transfers by SCH and 1% Employees - Right of Co-Sale.

(a)In the event that SCH and/or a 1% Employee (as applicable, the “Transferring Holder(s)”) seek(s), in one or a series of related transactions, to transfer any Registrable Securities or Preferred Stock convertible into Registrable Securities (collectively “Subject Securities”) and the Company and Major Investors do not exercise any contractual rights of first refusal in their favor or the right of refusal in the Company’s Bylaws, as amended from time to time, to purchase any such Subject Securities then subject thereto in full, then such Transferring Holder(s) shall deliver to the Company and each Major Investor written notice (the “Co-Sale Notice”) that each Major Investor shall have the right, exercisable upon written notice to the Transferring Holder(s) within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such transfer on the same terms and conditions.  Such notice shall indicate the number of Subject Securities such Major Investor wishes to sell under his or her right to participate. To the extent one (1) or more of the Major Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Subject Securities that such Transferring Holder(s) may sell in the transaction shall be correspondingly reduced.

(b)If the Subject Securities to be transferred consist of:

(i)Solely shares of a single series of Preferred Stock, each Major Investor may sell all or any part of that number of shares of that series of Preferred Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Subject Securities covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of shares of that series of Preferred Stock owned by such Major Investor at the time of the transfer and the denominator of which is the total number of shares of that series of Preferred Stock owned by the Transferring Holders and shares of that series of Preferred Stock owned by the other holders party to this Agreement (the “Other Holders”) at the time of the transfer.

(ii)Shares of Preferred Stock, each Major Investor may sell (A) all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Subject Securities that are Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock owned by such Major Investor at the time of the transfer and the denominator of which is the total number of shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock owned by the Transferring Holders and shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock owned by the Other Holders at the time of the transfer, and (B) all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Subject Securities that are Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by such Major Investor at the time of the transfer and the denominator of which is the total number of shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by the Transferring Holders and shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by the Other Holders at the time of the transfer. For the avoidance of doubt, for purposes of this Section 4.3, shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, and Series B-1 Preferred Stock and Series B-2 Preferred Stock, shall be treated as Subject Securities consisting of Series A Preferred Stock or Series B Preferred Stock held by the Transferring Holders, respectively.

(iii)Solely of shares of Common Stock, each Major Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Subject Securities covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of Registrable Securities on an as converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof owned by such Major Investor at the time of the transfer and the denominator of which is the total number of Registrable Securities owned by the Transferring Holders and Registrable Securities (on an as converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof) owned by the Other Holders at the time of the transfer.

(iv)A combination of shares of Common Stock and Preferred Stock, each Major Investor may sell (A) all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Common Stock which are Subject Securities covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of Registrable Securities on an as converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof owned by such Major Investor at the time of the transfer and the denominator of which is the total number of Registrable Securities owned by the Transferring Holders and Registrable Securities on an as converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof owned by the Other Holders at the time of the transfer, (B) all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock which are Subject Securities covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of shares of Series A Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock owned by such Major Investor at the time of the transfer and the denominator of which is the total number of shares of Preferred Stock owned by the Transferring Holders and shares of Preferred Stock owned by the Other Holders at the time of the transfer, and (c) all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock which are Subject Securities covered by the Co-Sale Notice by (y) a fraction, the numerator of which is the number of shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by such Major Investor at the time of the transfer and the denominator of which is the total number of shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by the Transferring Holders and shares of Series B Preferred Stock, Series B-2 Preferred Stock and Series B-1 Preferred Stock owned by the Other Holders at the time of the transfer.

If not all of the Major Investors elect to sell their pro rata share of the Subject Securities proposed to be sold in the transfer within said fifteen (15) day period, then the Transferring Holders shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the additional right to participate pro rata in such sale.  The Participating Major Investors shall have five (5) days after receipt of such notice to notify the Transferring Holders of their election to sell all or a portion thereof of the unsubscribed shares.

(c)Each Major Investor who elects to participate in the transfer (a “Co-Sale Participant”) shall effect its participation in the transfer by promptly delivering to the Transferring Holders for transfer to the prospective purchaser one (1) or more certificates, properly endorsed for transfer, which represent, without duplication:

(i)the number of shares of Preferred Stock and Common Stock which such Co-Sale Participant elects to sell; and

(ii)that number of shares of Preferred Stock which are at such time convertible into all or a portion of the number of shares of Common Stock (without regard to any restrictions on conversion that might apply pursuant to the Restated Certificate) which such Co-Sale Participant elects to sell; provided, however, such Co-Sale Participant shall at the time of transfer request that the Company convert such Preferred Stock into Common Stock, and deliver Common Stock.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(d)The stock certificate or certificates that the Co-Sale Participant delivers to the Transferring Holders pursuant to Section 4.3 shall be transferred to the prospective purchaser in consummation of the sale of the Subject Securities pursuant to the terms and conditions specified in the Co-Sale Notice, and the Transferring Holders shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Transferring Holders shall not sell to such prospective purchaser or purchasers any Subject Securities unless and until, simultaneously with such sale, such Transferring Holders shall cause such shares or other securities to be purchased from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e)The exercise or non-exercise of the rights of the Major Investors hereunder to participate in one or more transfers of Subject Securities made by such Transferring Holders shall not adversely affect their rights to participate in subsequent transfers of Subject Securities subject to this Section 4.3.

(f)If none of the Major Investors elect to participate in the sale of the Subject Securities subject to the Co-Sale Notice, such Transferring Holders may, not later than thirty (30) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the transfer of the Subject Securities covered by the Co-Sale Notice within fifteen (15) days of such agreement for the same share purchase price as described in the Co-Sale Notice and on other terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice.  Any proposed transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed transfer of any of the Subject Securities by the Transferring Holders, shall again be subject to the first refusal and co-sale rights of the Company and/or Other Holders and shall require compliance by the Transferring Holders with the procedures described in this Section 4.3.

4.4Exempt Transfers.

(a)Notwithstanding the foregoing, the co-sale rights of the Major Investors shall not apply to (i) any transfer or transfers by the Transferring Holders which in the aggregate, after the date of this Agreement, amount to less than five percent (5%) of the then outstanding Registrable Securities (on an as-converted basis and as adjusted for stock splits, dividends and the like), (ii) any Permitted Transfer; provided that in the event of any transfer made pursuant to the exemption provided by clause (ii), (A) the Transferring Holders shall inform the Major Investors of such pledge, transfer or gift prior to effecting it; provided, however, that failure to so inform shall not, by itself, cause the subject transfer to be a Prohibited Transfer (as defined below), and (B) the pledgee, transferee or donee shall agree in writing to be bound by and comply with all provisions of this Agreement and execute a counterpart signature page to this Agreement, and (iii) any transfer set forth in Subsection 4.2(h).

Except with respect to Subject Securities transferred under clause (i) or (iii) above or in compliance with Section 4.3 (which Subject Securities shall no longer be subject to the co-sale rights of the Major Investors), such transferred Subject Securities shall remain subject to the terms of this Agreement.

(b)Notwithstanding the foregoing, the provisions of Section 4.3 shall not apply to the sale of any Subject Securities to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act.

(c)This Agreement is subject to, and shall in no manner limit, the right that the Company may have to repurchase securities from the Holders pursuant to (i) a stock restriction agreement or other agreement between the Company and such Holders, and (ii) any right of first refusal set forth in the Restated Bylaws (as amended from time to time).

(d)Section 4.3 does not and shall not apply to any return or exchange of Equity Securities by a Holder to the Company or SCH in conjunction with the exercise of conversion or exchange rights of such Equity Securities.

4.5Prohibited Transfers.

(a)In the event that the Transferring Holders should transfer any Subject Securities in contravention of the co-sale rights of each Major Investor under this Agreement (a

“Prohibited Transfer”), each Major Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferring Holders shall be bound by the applicable provisions of such option.

(b)In the event of a Prohibited Transfer, each Major Investor shall have the right to sell to such Transferring Holders the type and number of shares of Common Stock (as converted from Preferred Stock, if applicable, in accordance with the timing and procedures set forth in Section 4.3) equal to the number of shares each Major Investor would have been entitled to transfer to the purchaser under Section 4.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(i)The price per share at which the shares are to be sold to the Transferring Holders shall be equal to the price per share paid by the purchaser to such Transferring Holders in such Prohibited Transfer.  The Transferring Holders shall also reimburse each Major Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Investor’s rights under Section 4.3.

(ii)Within ninety (90) days after the date on which a Major Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Major Investor shall, if exercising the option created hereby, deliver to the Transferring Holders the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii)Such Transferring Holders shall, upon receipt of the certificate or certificates for the shares to be sold by an Major Investor, pursuant to this Section 4.4, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.3, as evidenced by written receipts or invoices setting forth such reimbursable fees and expenses, in cash or by other means acceptable to the Major Investor.

(c)Notwithstanding the foregoing, any attempt by the Transferring Holders to transfer Subject Securities in violation of Section 4.3 hereof shall be voidable at the option of Major Investors holding at least a majority of the Subject Securities held by the Major Investors and their assignees, where the Major Investors holding such Subject Securities shall vote on an as-converted basis giving effect to price based anti-dilution that occurs at any time after the date hereof (a “Major Investor Majority”).  If the Major Investors do not elect to exercise the put option set forth in this Section 4.5, the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of an Other Holder Majority.

4.6Termination and Waiver of Rights of First Refusal and Co-Sale. The rights of first refusal and co-sale established by this Section 4 shall not apply to, and shall terminate upon the earlier of, (i) the effective date of the registration statement pertaining to a Qualified Public Offering or (ii) a Liquidation Event (as defined in the Restated Certificate).  The rights of first refusal and co-sale established by this Section 4 may be amended, or any provision waived with the written consent of Major Investors then holding a majority of the Registrable Securities held by Major Investors.

5.Use of Qualified Public Offering Proceeds. Unless otherwise approved by the holders of 66-2/3% of the Preferred Stock (voting as a single class on an as-converted basis but without giving effect to price-based anti-dilution that occurs at any time after the date hereof), upon consummation of a Qualified Public Offering with net proceeds (after discounts and commissions) of two hundred fifty million ($250,000,000) (the “Threshold”), the Investors agree that the Company shall be entitled to use up to one hundred million ($100,000,000) of such net proceeds towards reduction of indebtedness to SCH, or such lesser amount in aggregate principal and accrued and unpaid interest then outstanding (the “Debt Allowance”), provided, however, that the Debt Allowance shall be reduced on a dollar for dollar basis if the net proceeds are less than the Threshold.

6.Board Matters.

6.1Agreement to Vote.

(a)Series A Director. Each Investor that holds shares of Series A Preferred Stock and Series A-2 Preferred Stock and SCH, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series A Preferred Stock and Series A-2 Preferred Stock, to hold all of the shares of Series A Preferred Stock and Series A-2 Preferred Stock registered in its name from time to time (collectively referred to as the “Series A Voting Shares”) subject to this Agreement, and to vote the Series A Voting Shares then owned by them (or as to which they then have voting power) at a regular or special meeting of stockholders (or by written consent) to appoint or elect the designee of Longitude as the director elected or appointed by the holders of outstanding Series A Preferred Stock and Series A-2 Preferred Stock pursuant to Article IV(B)5(b)(i) of the Restated Certificate (the “Series A Director”), which director shall initially be Juliet Tammenoms Bakker. Notwithstanding the foregoing, if at any time Longitude or any of its Affiliates hold shares of Series A-1 Preferred Stock or Series B-1 Preferred Stock, as the case may be, Longitude shall promptly provide the requisite stockholder approvals necessary for the removal of the then-current Series A Director.

(b)Series B Director. Each Investor that holds shares of Series B Preferred Stock and Series B-2 Preferred Stock and SCH, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Series B Preferred Stock and Series B-2 Preferred Stock, to hold all of the shares of Series B Preferred Stock and Series B-2 Preferred Stock registered in its name from time to time (collectively referred to as the “Series B Voting Shares”) subject to this Agreement, and to vote the Series B Voting Shares then owned by them (or as to which they then have voting power) at a regular or special meeting of stockholders (or by written consent) to appoint or elect the designee of Alpha as the director elected or appointed by the holders of outstanding Series B Preferred Stock and Series B-2 Preferred Stock pursuant to Article IV(B)5(b)(i) of the Restated Certificate (the “Series B Director”), which director shall initially be Bosun Hau.

(c)Lender Director. So long as Dental Innovations continues to hold any interest in the Company, whether pursuant to Notes issued pursuant to the Restated Convertible Note Purchase Agreement (the “Dental Notes”) or the Equity Securities into which the Dental Notes converts, each Investor that holds shares of Common Stock registered in its name from time to time (collectively referred to as the “Common Voting Shares”) subject to this Agreement, Series A Voting Shares and/or  Series B Voting Shares (collectively referred to as the “Preferred Voting Shares”) and SCH, hereby agrees on behalf of itself and any transferee or assignee of any such Common Voting Shares and Preferred Voting Shares, to vote the Common Voting Shares and Preferred Voting Shares then owned by them (or as to which they then have voting power) at a regular or special meeting of stockholders (or by written consent) to appoint or elect the designees of Dental Innovations as the directors elected or appointed by the holders of outstanding shares of Common Stock and Preferred Stock pursuant to Article IV(B)5(b)(i) of the Restated Certificate (the “Lender Directors”), which directors shall initially be Simone Blank and Jost Fischer.

(d)Remaining Designated Directors.

(i)Each Investor that holds Common Voting Shares or Preferred Voting Shares and SCH, hereby agrees on behalf of itself and any transferee or assignee of any such shares, to hold all of the Common Voting Shares and Preferred Voting Shares subject to this Agreement, and to vote the Common Voting Shares and Preferred Voting Shares then owned by them (or as to which they then have voting power) at a regular or special meeting of stockholders (or by written consent) to appoint or elect directors pursuant to Article IV(B)5(b)(i) of the Restated Certificate as follows: (A) two designees of SCH (the “SCH Directors”), which directors shall initially be Robert Grant and Vikram Malik, (B) the then-serving Chief Executive Officer of the Company, and (C) any remaining directors shall be designated by a majority of the members of the Board, at least one of which shall be an independent member, who shall initially be Robert Hayman, and at least one of which shall be a practicing physician, who shall initially be Kristine Romine, M.D.

(e)Investor Directors.

(i)Upon the conversion of all of the Company’s Preferred Stock in connection with an IPO, for a period of three (3) years after the closing date of such IPO, and for so long as Longitude and Alpha, respectively, holds at least 2,000,000 shares of Registrable Securities (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company agrees to include in its slate of directors for each election of directors the designee(s) of Longitude and Alpha, respectively (unless already serving and whose term does not expire at such election) and will take all actions necessary to facilitate such election.

(ii)Each Investor that is a holder of shares of Common Stock (or shares convertible into Common Stock) hereby agrees to hold all of the Common Voting Shares subject to this Agreement, and to vote the Common Voting Shares then owned by them (or as to which they then have voting power) at a regular or special meeting of stockholders (or by written consent) to appoint or elect the designees of Longitude and Alpha, as applicable, as directors (each, an “Investor Director,” and together with the Series A Director and Series B Director, the “Designated Directors”). The Series A-designated Investor Director shall initially be, upon the occurrence of such IPO, Juliet Tammenoms Bakker. The Series B-designated Investor Director shall initially be, upon the occurrence of such IPO, Bosun Hau.

(f)Committee Membership.  For so long as the Series A Director, Series B Director, and Lender Directors serve on the Board under such designations, each shall have the right to serve on the Company’s Audit Committee, if satisfactorily qualified to so serve in the Company’s reasonable discretion, Compensation Committee, and Finance and Operations Committee and may serve on any other committee of the Board upon the mutual agreement of such director and the Chief Executive Officer of the Company or the Chairman of the Board. The Board shall have taken all requisite action at a regular or special meeting of the Board (or by unanimous written consent) to appoint Simone Blank as the Chair of the Audit Committee and Finance and Operations Committee for so long as she remains Chairman of the Board.

(g)Chairman of the Board. Through and until the second anniversary of this Agreement, each of the Board designees of SCH, Longitude, Alpha and Dental Innovations (and stockholders executory to this Agreement, if necessary) shall take all requisite action at a regular or special meeting of the Board (or by unanimous written consent) to appoint one (1) of the Lender Directors to the position of Chairman of the Board, to act and serve in such capacity until his or her successor is duly appointed and qualified, or until his or her earlier death, resignation or removal by Dental, with the initial Chairman of the Board being Simone Blank.

(h)Agreement to Vote upon Conversion of Note. So long as any Note issued pursuant to the Restated Convertible Note Purchase Agreement remains outstanding, if one or more holders thereof seek to voluntarily convert any Note(s) into shares of Series B Preferred Stock in accordance with the voluntary conversion terms thereof, and, if at such time, there shall not be sufficient authorized and unissued shares of Series B Preferred Stock to permit such voluntary conversion, the Investors shall vote, or consent, promptly, and in any event no later than two (2) business days after the Company informs such Investors of its receipt of written notice of such election to convert in accordance with the voluntary conversion terms of the Notes, any and all of such Investor’s Preferred Voting Shares and Common Voting Shares to authorize an amendment and restatement to the Restated Certificate (as amended and supplemented to date and from time to time) to increase (A) the authorized shares of Series B Preferred Stock, and (B) the authorized shares of any class of common or capital stock the Series B Preferred Stock may convert into at such time, in amounts sufficient to permit the full conversion of the Note(s) seeking such voluntary conversion into Series B Preferred Stock. Each Investor acknowledges and agrees that such increased authorization may be required, and each Investor shall be bound to provide consent, multiple times.

6.2Observer.  Until the consummation of a Qualified Public Offering, each of Longitude and Alpha shall be entitled to designate a Board Observer (an “Observer”), who shall be entitled to participate in the meetings of the Board, without voting rights, and to receive all materials provided to the Board; provided, however, that the Company reserves the right to exclude any Observer from access to any material or meeting or portion thereof if  the Company determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary (1) to preserve the attorney-client privilege, or (2) to protect highly confidential proprietary information of the Company. Subject to the proviso set out above, the Observers shall be invited and entitled to attend all meetings of the Board and its committees.

6.3Meetings and Expenses.  The Company shall reimburse all reasonable out-of-pocket costs incurred by the non-employee directors on the Board and Observers in attending meetings of the Board.  The Board shall meet at least once every three months, unless approved by a majority vote of the Board, including the affirmative vote or consent of the Series A Director and Series B Director.

6.4Company Inclusion in Certain Events.  Upon the consummation of SCH of any of the following events, the Board shall take reasonable action to preserve the rights of the Investors and value of the Company, including without limitation taking actions with similar effect at the Company if requested by holders of the majority of the Preferred Stock then outstanding:

(a)Consummation of an initial public offering;

(b)Any action which, if taken by the Company, would constitute a Liquidation Event under the Restated Certificate; or

(c)The sale of securities held by SCH representing 50% or more of the Company’s outstanding voting power.

6.5Series A-3 Preferred Stock Authorization and Exchange.  If the Company has not consummated a Qualified Public Offering prior to the issuance of Common Stock to Investors pursuant to the Option Agreements, (a) the Board and the Company shall promptly authorize and effect a further amendment of the Restated Certificate to (i) authorize additional shares of Common Stock and Preferred Stock and (ii) designate a Series A-3 Preferred Stock, which shall have the same rights, preferences and privileges as the Series A Preferred Stock, except its dividend rate, original issuance price, liquidation preference and conversion price shall be based proportionally on the per share price of the Common Stock received upon exercise of the Investors’ rights under the Option Agreements, and shall vote as a single series with the Series A Preferred Stock and Series A-2 Preferred Stock, (b) the Board shall promptly authorize the exchange of shares of Common Stock on a 1:1 basis for shares of the Series A-3 Preferred Stock, and (c) the Investors shall promptly provide the requisite stockholder approvals necessary for the actions contemplated in subclauses (b) and (c) above.  For avoidance of doubt, (x) a share of Common Stock issuable to an Investor pursuant to the Option Agreements, and the share of Common Stock underlying the share of Series A-3 Preferred Stock received in exchange pursuant to this Section 6.5 are “Registrable Securities” hereunder, but constitute a single interest in a share of Common Stock, and (y) “Series A Voting Shares” shall include the shares of Series A-3 Preferred Stock when issued, and the shares of Series A-3 Preferred Stock shall be bound by Section 6.1 of this Agreement.

6.6Excluded Opportunities.

(a)The Company agrees and acknowledges that certain Investors may be professional investment entities and may be concurrently invested in other companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted).  To the extent permitted under applicable law, prior to the consummation of an IPO by the Company, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity, provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential or proprietary information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) a Designated Director, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as an Investor or director of the Company.  No amendment or repeal of this Section 6.6 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

(b)If in conjunction with the anticipated consummation of an IPO the Board approves an amendment (with or without restatement) of the Restated Certificate, as amended and supplemented from time to time, to remove Article IX, Section D, which renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity, as defined therein and herein (or any successor provision substantively addressing the same concept) (the “Excluded Opportunity Amendment”), then the Investors shall each (i) vote at any regular or special meeting of shareholders (or by written consent) such number of Series A Voting Shares, Series B Voting Shares and Common Voting Shares then owned by them (or as to which they then have voting power) in favor of the Excluded Opportunity Amendment of the Restated Certificate and all other matters reasonably related thereto, provided, such amendment shall take effect no earlier than five (5) business days prior to the effectiveness of the registration statement for the IPO, and provided, any concurrent amendments to the Restated Certificate that are adverse to or otherwise reserved for consent under the rights, privileges or preferences of the Investors (in their capacities as holders of one or more series of Preferred Stock and/or Common Stock) under applicable law or the Restated Articles, shall be subject to a separate vote or consent, and (ii) take such other ministerial actions reasonably requested by the Company necessary or appropriate to effect such amendment of the Restated Certificate.

6.7Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate the Company or other Investors for a breach of the obligations set forth in this Section 6 by any Investor, that such obligations set forth in this Section 6 shall be specifically enforceable, and that each Investor consents to the issuance of temporary, preliminary and for permanent injunctive relief by an court of competent jurisdiction to compel performance of such obligations, or to prevent a breach or threatened breach hereof, and to the granting of such specific performance remedy in any such case without the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

7.Miscellaneous.

7.1Governing Law; Forum. This Agreement shall be governed by and construed under the internal laws of the State of Delaware. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: SOLELY TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.2Survival.  The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder or Investor and the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.  The terms and provisions of Section 5 shall survive any public offering of the Company’s equity securities, and the terms and provisions of Sections 6.1 and 6.6 shall survive any Qualified Public Offering until such date as the Designated Director resigns, is removed or otherwise ceases to be a director of the Company.

7.3Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Holder from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the Holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends.

7.4Entire Agreement.  This Agreement, and the Exhibits hereto, the Series A Purchase Agreement (as amended and supplemented to date), the Series B Purchase Agreement (as amended and supplemented to date), the Restated Convertible Note Purchase Agreement, and the Exhibits and Schedules thereto, the Restated Certificate and Bylaws, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner with respect to the subjects hereof by any representations, warranties, covenants and agreements, provided, however, nothing herein shall negate any additional management, informational or related rights the Company may grant in its discretion to parties from time to time.

7.5Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.6Amendment and Waiver.  Except as otherwise expressly provided within this Agreement, this Agreement may be amended or modified and the obligations of the Company and the rights of the Holders and Investors under this Agreement may be waived only upon the written consent of (i) the Company and (ii) the Holders of at least a majority of the Registrable Securities then outstanding (voting on an as-converted basis and giving effect to the price-based anti-dilution that occurs at any time after the date hereof).  Notwithstanding anything contained herein to the contrary, (i) any waiver or amendment of the provisions of Sections 6.1 or 6.2 with respect to the Series A Director, and Series A-related Designated Director and Observer, or Section 6.6 shall require the prior written consent of Longitude, (ii) any waiver or amendment of the provisions of Sections 3.5, 3.9, 6.1 or 6.2 with respect to the Series B Director, and Series B-related Designated Director and the Observer designated by Alpha, or Section 6.6 shall require the prior written consent of Alpha, and (iii) any waiver or amendment of the provisions of Section 6.1 with respect to the Lender Director, and Lender-related Designated Director designated by Dental Innovations, shall require the prior written consent of Dental Innovations.

7.7Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder or Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s or Investor’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s or Investor’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to Holders or Investors, shall be cumulative and not alternative

7.8Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

7.9Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.10Titles and Subtitles.  The titles of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.11Counterparts; Additional Investors.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument, including signature pages effective as of a date after the date of this Agreement intended to join additional parties hereto pursuant to the terms of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Notwithstanding anything to the contrary contained herein, when the Company issues additional shares of the Common Stock after the date hereof pursuant to the Purchase Agreement, Purchasers of such shares of Common Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.

7.12Aggregation of Stock.  All securities of the Company addressed by this Agreement held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under, and restriction imposed upon by, this Agreement.

7.13No Liability for Election of Recommended Directors.  None of the Company, the Investors, any Holder or any officer, director, shareholder, partner, member employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Company’s Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

7.14Grant of Proxy.  Upon the failure of any Party to vote his, her or its Series A Voting Shares, Series B Voting Shares, or Common Voting Shares, as applicable, in accordance with the terms of this Agreement, such Party hereby grants to a stockholder designated by the Board a proxy coupled with an interest in all Series A Voting Shares, Series B Voting Shares and Common Voting Shares owned by such Party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 7.14 is amended to remove such grant of proxy in accordance with Section 7.6 hereof, to vote all such Series A Voting Shares, Series B Voting Shares and Common Voting Shares in the manner provided in Section 6 hereof.

7.15Legend.  Each certificate representing any Registrable Securities or securities convertible into or exercisable or exchangeable for Registrable Securities issued by the Company shall be endorsed by the Company with a legend reading substantially as follows:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTORS’ RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID INVESTORS’ RIGHTS AGREEMENT. ADDITIONALLY, THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE INVESTORS’ RIGHTS AGREEMENT, WHICH INCLUDE CERTAIN RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS.”

7.16Further Assurances and Withholding.

(a)Each of the Investors and Holders party hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement or otherwise enable the Company to honor the rights provided to such Investors or Holders in the Restated Certificate, including without limitation delivering other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Investor or Holder is subject to backup withholding or information reporting requirements, and such properly completed and executed documentation reasonably requested by the Company as will permit any payments to be made without withholding or at a reduced rate of withholding.

(b)Each Investor and Holder party hereto agrees that the Company shall be entitled to deduct and withhold from any amount payable with respect to the Company’s securities, or from any amounts otherwise payable hereunder, such amounts as the Company is required to deduct and withhold with respect to any such payments under applicable law.  To the extent that amounts are so withheld, they shall be treated as having been delivered and paid to the Investor or Holder, or such other applicable person entitled to such amounts, in respect of which such deduction and withholding was made.

7.17Prior Agreement. Upon the execution hereof by the requisite parties as set forth in Section 7.6 of the Prior Agreement, this Agreement shall amend, restate and supersede the Prior Agreement, such that the Prior Agreement shall be of no further force or effect.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

ALPHAEON CORPORATION

By:	/s/ Murthy V. Simhambhatla
Name:	Murthy v. Simhambhatla
Title:	President & CEO

Address:

Alphaeon Corporation
Attention: Corporate Secretary
18191 Von Karman Ave. Suite 500
Irvine, California 92612

Signature Page to Third Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

DENTAL INNOVATIONS BVBA

By:	/s/ Frank Laukoetter /s/ Didier Westen
Name:	Frank Laukoetter Didier Westen
Title:	Managing Director Managing Director

Address:

Didier Westen
Wiegstraat 21
2000 Antwerp,
Belgium

Signature Page to Third Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof

LONGITUDE VENTURE PARTNERS II, L.P.

By:	Longitude Capital Partners II, LLC
Its:	General Partner

By:	/s/ Juliet Tammenoms Bakker
Name:	Juliet Tammenoms Bakker
Title:	Managing Director

Address:

800 El Camino
Real, Suite 220
Menlo Park, CA
94025

Signature Page to Third Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

ALPHA INTERNATIONAL INVESTMENT LTD.

By:	/s/ James Xiao Dong Liu
Name:	James Xiao Dong Liu
Title:	Director

Address:

P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola, British Virgin Islands

36F, NO.859
North Sichuan
Road, Shanghai
China 200085

Signature Page to Third Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

STRATHSPEY CROWN HOLDINGS, LLC

By:	Member and Chairman
Its:

By:	/s/ Robert Grant
Name:	Robert Grant
Title:	Chairman

Address:

4040 MacArthur Blvd.
Newport Beach, CA 92660

Fax:

Signature Page to Third Amended and Restated Investors’ Rights Agreement

Exhibit A

LIST OF INVESTORS

See attached.

INVESTORS

Series A

Name	Contact Information	Closing Date	Number of Shares	Aggregate Purchase Price
Longitude Venture	Longitude Venture	January 14, 2015	4,107,414	$22,500,003.16
Partners II, L.P.	Partners II, L.P.	(Initial Closing)
	800 El Camino
	Real, Suite 220
	Menlo Park, CA
	94025
	With a copy to:
	(which shall not
	constitute service):
	Morrison &
	Foerster LLP
	(Attention: Paul
	‘Chip’ L. Lion III)
	755 Page Mill
	Road
	Palo Alto, CA,
	94304-1018
	USA
Dental Innovations	Henri van	January 14, 2015	657,187	$3,600,004.67
BVBA	Heurckstraat 15	(Initial Closing)
	2000 Antwerp
	Belgium
Jost C. Fischer	Buchenweg 16	January 14, 2015	57,504	$315,001.17
	83098	(Initial Closing)
	Brannenburg
	Germany
Simone Blank	Moelkhofgasse 9	January 14, 2015	24,645	$135,002.85
	5020 Salzburg	(Initial Closing)
	Austria
Robert Hayman		January 14, 2015	82,149	$450,004.01
Living Trust		(Initial Closing)
Mark Pinsky	11020 RCA Center	February 17, 2015	123,223	$675,003.28
	Drive, Suite 2010	(Second Closing)
	Palm Beach
	Gardens, FL
	33410
Richard Desich	201 South Phillips	February 17, 2015	123,223	$675,003.28
Irrevocable SD	Avenue, Suite 200	(Second Closing)
Trust dated	Sioux Falls. SD
3/18/05	57104

Louis P. Bucky LP	1275 South	February 17, 2015	197,156	$1,080,000.86
	Avignon Drive	(Second Closing)
	Gladwyne, PA
	19035
Pat Maxwell	PO Box 340010	February 17, 2015	82,149	$450,004.01
	Nashville, TN	(Second Closing)
	37203
Brad Calobrace	1445 Willow	February 17, 2015	164,297	$900,002.54
	Avenue	(Second Closing)
	Louisville, KY
	40204
Douglas Senderoff	30 Park Avenue,	February 17, 2015	65,719	$360,002.12
	PHB	(Second Closing)
	New York, NY
	10016
MBD4L	12650 Mandarin	February 17, 2015	82,149	$450,004.01
Investment LLC	Road	(Second Closing)
	Jacksonville, FL
	32223
Thomas Tzikas	302 North Ocean	February 17, 2015	65,719	$360,002.12
	Boulevard	(Second Closing)
	Delray Beach, FL
	33483
Lindstrom Family	9801 Dupont	February 17, 2015	49,289	$270,000.22
Limited	Avenue South,	(Second Closing)
Partnership #2	Suite 200
	Bloomington, MN
	55431
Durrie Family	10531 Mission Rd,	February 17, 2015	41,075	$225,004.75
Limited	#310	(Second Closing)
Partnership	Leawood, KS
	66206
Patrick Sullivan		February 17, 2015	41,075	$225,004.75
		(Second Closing)
James Scott	25531 Chimera	February 17, 2015	41,075	$225,004.75
Jorgensen	Drive	(Second Closing)
	Mission Viejo, CA
	92692
Frank Bumstead	2300 Charlotte	February 17, 2015	8,215	$45,000.95
	Avenue, Suite 103	(Second Closing)
	Nashville, TN
	37203
Davidoff Group	46 Rothschild	February 17, 2015	82,149	$450,004.01
Ltd.	Ave.	(Second Closing)
	Tel Aviv, Israel
	6688312
Gary Foster	2902 Waterstone	February 17, 2015	65,719	$360,002.12
	Court	(Second Closing)
	Fort Collins, CO
	80525

Robert Grant	1168 Skyline	February 17, 2015	82,124	$449,867.06
	Drive	(Second Closing)
	Laguna Beach, CA
	92651
Vikram Malik and	845 United	February 17, 2015	24,645	$135,002.85
Sabina Taneja	Nations Plaza	(Second Closing)
	#40B
	New York, NY
	10017
Hans Keirstead	1289 La Mirada	February 17, 2015	16,430	$90,001.90
	Laguna Beach, CA	(Second Closing)
	92651
Todd Mirzai	2895 Kalakaua	February 17, 2015	41,075	$225,004.75
	Avenue #408	(Second Closing)
	Honolulu, HI
	96815
Healthcare	38/F, New World	February 23, 2015	1,067,928	$5,850,002.80
Ventures Holdings	Tower	(Third Closing)
Limited	16-18 Queen’s
	Road Central
	Hong Kong
		Total	7,393,333	$40,499,938.99

INVESTORS

Series B

Name	Contact Information	Closing Date	Number of Shares	Aggregate Purchase Price
Alpha	P.O. Box 957,	November 6, 2015	6,840,227	$50,000,007.30
International	Offshore	(Initial Closing)
Investment Ltd.	Incorporations
	Centre, Road
	Town, Tortola,
	British Virgin
	Islands
	36F, NO.859
	North Sichuan
	Road, Shanghai,
	China 200085
Strathspey Crown	4040 MacArthur	November 6, 2015	164,165	$1,199,996.91
Holdings, LLC	Blvd. Newport	(Initial Closing)
(Cash Investment)	Beach, CA 92660
Strathspey Crown	4040 MacArthur	November 6, 2015	1,026,033	$7,499,993.43
Holdings, LLC	Blvd. Newport	(Initial Closing)
(Advances)	Beach, CA 92660
Longitude Venture	800 El Camino	November 6, 2015	136,805	$1,000,003.51
Partners II, L.P.	Real, Suite 220	(Initial Closing)
	Menlo Park, CA
	94025
	With a copy to:
	(which shall not
	constitute service):
	Morrison &
	Foerster LLP
	(Attention: Paul
	‘Chip’ L. Lion III)
	755 Page Mill
	Road
	Palo Alto, CA,
	94304-1018
	USA
Joseph R.	3101 W. 117th	November 6, 2015	34,202	$250,006.36
Barnthouse	Street, Leawood,	(Initial Closing)
	KS 66211
Cousins GP	Laura L. DiPuma	November 6, 2015	34,202	$250,006.36
	and Keith Nord	(Initial Closing)
	31 Stonehaven
	Road, Jackson, TN
	38305

Trust of Nancy	Joel Schlessinger	November 6, 2015	34,202	$250,006.36
Schlessinger,	632 N. 159th	(Initial Closing)
Living Trust	Street, Omaha, NE
Agreement Dated	68118
March 11, 1997
Mary P. Lupo	145 Robert E. Lee	November 6, 2015	34,202	$250,006.36
	Blvd., Suite 302	(Initial Closing)
	New Orleans, LA
	70124
Timothy B.	Timothy Hanley	November 6, 2015	41,042	$300,004.71
Hanley Revocable	507 W. 8th Street	(Initial Closing)
Intervivos Trust #1	Traverse City, MI
Dated February	49684
27, 1989
Stephen S. Kelly	2321 Meridian	November 6, 2015	34,202	$250,006.36
and Connie K.	Court, Grand	(Initial Closing)
Kelly	Junction, CO
	81507
Nevada Alpha	John Saunders	November 6, 2015	136,805	$1,000,003.51
LLC	4040 MacArthur	(Initial Closing)
	Blvd., Suite 300
	Newport Beach,
	CA 92660
Healthcare	38/F, New World	November 6, 2015	889,230	$6,500,004.54
Ventures Holdings	Tower 16-18	(Initial Closing)
Limited	Queen’s Road
	Central, Hong
	Kong
HS Management,	c/o H&S Ventures	November 6, 2015	684,023	$5,000,002.93
L.P.	LLC Attn: Tom	(Initial Closing)
	Ricks 2101 E
	Coast Highway –
	Third Floor,
	Corona del Mar,
	CA 92625
Helen M.	P.O. Box 1146	November 6, 2015	109,444	$800,002.81
Theodora	Palos Verdes	(Initial Closing)
Irrevocable Trust	Estates, CA
	90274
Robert Grant	1168 Skyline	November 6, 2015	34,201	$250,000.00
	Drive, Laguna	(Initial Closing)
	Beach, CA 92651
Hema Sundaram	3211 Farmington	November 6, 2015	34,201	$250,000.00
	Drive, Chevy	(Initial Closing)
	Chase, MD 20815
The Jeffrey T.	92-1302 Hookeha	November 6, 2015	34,202	$250,006.36
Healy Trust Dated	St., Kapolei, HI	(Initial Closing)
October 9, 2012	96707
and The Jacquelyn

K. Healy Trust
Dated October 9,
2012, as to an
Undivided One-
Half (1/2) Interest
Each
Edward Britt	6003 Two Springs	November 6, 2015	34,202	$250,006.36
Brockman	Lane, Louisville,	(Initial Closing)
	KY 40207
Fourth and Inches	Tafa Jefferson	November 6, 2015	34,202	$250,006.36
LLC	37 Scarlet Maple	(Initial Closing)
	Drive, Ladera
	Ranch, CA
	92694
Guy M. Kezirian,	28071 North 90th	November 6, 2015	34,202	$250,006.36
MD	Way, Scottsdale,	(Initial Closing)
	AZ 85262
Patrick Theodora	P.O. Box 1146	November 6, 2015	109,444	$800,002.81
Family Trust	Palos Verdes	(Initial Closing)
	Estates, CA 90274
Dr. Christopher P.	412 The Terrace	November 6, 2015	34,202	$250,006.36
Godek	Sea Girt, NJ	(Initial Closing)
	08750
Robert C. Margeas	1233 63rd Street	November 6, 2015	34,202	$250,006.36
	Des Moines, IA	(Initial Closing)
	50311
Cast ML	5605 N. 5th Street	November 6, 2015	34,202	$250,006.36
Investments, Ltd.	McAllen, Texas	(Initial Closing)
	78504
Marmalade Skies	Attn: Dr. Jacob	November 6, 2015	82,082	$600,000.00
LLC	Steiger 1001 N.	(Initial Closing)
	Federal Highway
	Boca Raton, FL
	33432
Jan Sykora	V Kolkovne 919/4	November 6, 2015	41,043	$300,005.00
	Prague, 770 00	(Initial Closing)
	Czech Republic
Jim and Holly	3996 Corredale	November 6, 2015	34,202	$250,006.36
Eyre	Court South	(Initial Closing)
	Salem, Oregon
	97302
Alphaeon B LLC	James Healy	November 6, 2015	172,374	$1,260,002.23
	4870 N. Jessie	(Initial Closing)
	Creek Drive,
	Pleasant View, UT
	84414
Jared R. Cottman	28226 SE 268th	November 6, 2015	34,202	$250,006.36
	Street, Ravensdale	(Initial Closing)
	WA 98051
		Total	10,979,947	$80,260,118.73

Schedule 1

SCH CONTRACTUAL RIGHTS RELATED TO PENDING ACQUISITIONS

None.